Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of the Initial Schedule 13D

Class of Security	Securities Purchased	Price ($)	Date of Purchase

STEEL PARTNERS, LTD.

Common Stock	2	3.8000	12/19/2024
Common Stock[1]	4,310	3.1165	12/23/2024
Common Stock[2]	20,611	3.0499	12/27/2024
Common Stock[3]	17,440	3.1250	12/30/2024
Common Stock[4]	333,444	3.5453	12/31/2024

1 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $3.1100 to $3.1500 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.

2 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $3.0400 to $3.0500 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.

3 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $3.0000 to $3.5000 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.

4 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $3.4700 to $3.5500 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.